Exhibit - 10 i

                         INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement (the "Agreement") is made by and between the Bullfinch Fund, Inc. (the "Fund") and Carosa, Stanton & DePaolo Asset Management, LLC (the "Adviser").

Whereas the Adviser is a registered investment adviser as required by State and Federal law; and,

Whereas the Fund wishes to engage the services of the Adviser as provided in the Agreement below;

Now, Therefore, the parties intend that the following Agreement govern the relationship between them:

1. Appointment of Adviser. The Fund appoints the Adviser as Fund's agent and attorney-in-fact, subject to the supervision and direction of the Board of Directors of the Fund, to manage assets of the Fund' Unrestricted Series and the Fund's Western New York Series which will be delivered to the Custodian for that purpose, together with the proceeds of investment and reinvestment, (hereinafter referred to as the "Series"), with full authority to invest and reinvest all assets of the Series in securities or funds on behalf of the Fund. In general, the role of the Adviser includes, but is not limited to, the following: working with the Fund to establish appropriate investment objectives for the portfolio of the Series; making asset allocation decisions within the portfolio in accordance with set objectives; making the day-to-day investment decisions for the portfolio; and, providing materials necessary for monitoring results in an accurate and relevant manner. Should the Fund itself, or through a third party service provider, wish to perform services similar to, or impacting on, the Adviser's above listed responsibilities, the interests of the Series will be served by the Fund notifying the Adviser in advance, to ensure consistency in the measurement and performance of the investment management process.

2.  Discretionary Authority. The Fund acknowledges and understands that: (a)
The Adviser is given a Limited Power of Attorney giving full and exclusive discretionary authority to invest and reinvest the assets in the Series, and, in that connection, to make determinations as to which securities are to be bought or sold, where the securities are to be bought or sold, and the total amount of securities to be bought or sold for the Series, without obtaining the consent of or consulting with the Fund, but consistent with the Investment Objective and Policies or Special Instructions of the Fund with respect to the Series. The term "securities" as used in this Agreement shall include (but not by way of limitation) mutual funds. It is understood that all or a portion of the Series may be held in cash or cash equivalents. (b) The Adviser may select brokers or dealers to execute orders for the purchase or sale of securities so long as the Adviser has acted prudently. (c) Un-
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less the Fund elects to retain voting powers for the securities held in the
Series (to so elect, the Fund should notify the Adviser in writing), the Adviser shall have the power and authority to vote according to its sole discretion the proxies for all securities held in the Series including the right to revoke proxies given by the Fund prior to the effective date of this Agreement. The Adviser is hereby authorized to consent to, or request any action on the part of such corporation whose securities are held in the Series, and to participate in reorganizations, recapitalizations consolid-ations, mergers and similar transactions with respect to such securities. The Adviser shall not be liable for any actions taken pursuant to the voting power and authority granted hereunder. (d) The Adviser shall not have the right to transfer out of or deposit into the Series funds or sec-urities unless such transaction is part of a purchase or sale of securities on the Fund's behalf, involves a clearly documented error, or involves an amount or adjustment determined by the Adviser to be payable from the Series pursuant to the terms of this Agreement. The Adviser shall not be liable for Fund initiated transactions which are outside the authority granted by this Limited Power of Attorney. (e) The Custodian for the Series is hereby authorized and empowered to follow the Adviser's instructions in ev-ery respect with regard to any such trades, purchases, or sales for the Series. It is further understood that the Custodian will not be liable for the actions or instructions from the Adviser. (f) Any uninvested cash will be swept into a money market fund offered by the Series' Custodian, which fund has associated with it certain advisory fees and other costs.

3. Duties of the Adviser. Pursuant to this Agreement, the Adviser is required to render research, statistical, and Advisory services to the Fund; to make spe-cific recommendations based on the Series' investment requirements; and to pay the salaries of those of the Series' employees who may be officers or directors or employees of the Investment Adviser. The Fund is responsible for the operat-ing expenses of the Series, including: (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of its Directors other than those affiliated with the Adviser; (v)legal and audit ex-penses; (vi) fees and expenses of the Series' Custodian, and Accounting Servic-es Agent, if obtained for the Series from an entity other than the Adviser;
(vii) expenses incidental to the issuance of its shares, including iss-uance on the payment of, or reinvestment of, dividends and capital gain distrib-utions; (viii) fees and expenses incidental to the registration under federal or state securities laws of the Series or its shares;(ix) expenses of preparing, printing and mailing reports and notices and proxy material to shareholders of the Series; (x) all other expenses incidental to holding meetings of the Series' shareholders; (xi) dues or assessments of or contributions to the In-vestment Company Institute or any successor; and (xii) such non-recurring ex-penses as may arise, including litigation affecting the Series and the legal obligations with respect to which the Series may have to indemnify its Officers and Directors.

The Adviser may use its own resources to engage in activities that promote the sale of the Series, including payments to third-parties who provide share-holder support servicing and distribution assistance. Investors may be charged a fee if they effect transactions through a broker or agent.

4. Commencement of Services. The Adviser will assume none of its management responsibilities under this Agreement, and no fees shall be due, un-til the "Commencement Date" has been reached. The Commencement Date is deemed to be reached when the asset comprising the Series (or a substantial enough por-tion of the assets comprising the Series as determined at the discretion of the Adviser) are ready to trade in the sole discretion of the Investment
Manager. The Commencement Date shall not be deemed to have been triggered if the Custodian sweeps cash from the Series in order to generate interest for the Series, or if the Adviser liquidates securities transferred into the Series by the Fund, or if the Adviser issues instructions for isolated trades due to circumstances unrelated to or which precede its general discretionary management of the Series or result from the specific direction of the Fund. Securities transferred into the Series may, in the sole discretion of the Adviser, be liquidated prior to the Commencement Date. The
Adviser shall not, under any circumstances, be liable for any loss which results from a reduction in the value of the assets in the Series prior to the Commencement Date.
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5.  Fees. The Fund will pay management fees to the Adviser as outlined in this Section 5. As a compensation for the services to be rendered to the Fund by the Adviser under the provisions of this Agreement, the Fund shall pay to the Adviser monthly a fee equal to one-twelfth of one and a quarter (1.25) percent per month, (the equivalent of 1.25% per annum) on the first $1,000,000 of the daily average net assets of each Series during the month and one (1.00) percent per month, (the equivalent of 1.00% per annum) on that portion of the daily average net assets of each Series during the month in excess of $1,000,000. The first payment of fee hereunder shall be prorated on a daily basis from the date this Agreement takes effect. By executing this Agreement, the Fund hereby authorizes the Custodian to deduct the management fees from the Series and pay the Adviser upon proper instructions received from the Adviser. The Investment Adviser agrees to forgo sufficient fees to hold the total expenses of each Series to less than 2.0% of the first $10 million in average assets and 1.5% of the next $20 million.

6. Termination. This Agreement shall remain in full force and effect until terminated by either of the parties hereto, only so long as such continuance is approved at least annually by votes of the Fund's Board of Directors, cast at a meeting called for the purpose of voting on such approval, including the votes of a majority of the Directors who are not parties to such agreement or interested persons of any such party. Either party may terminate the Agreement with or without cause. Termination shall occur upon at least sixty (60) days written notice; and in such event, the Adviser shall be paid through the date of termination. Upon receipt of such notice of termination, the Adviser shall, to the extent practicable, liquidate all securities in the Series in a timely manner by reducing the Series' holdings to cash or cash equivalents unless the Fund specifically instructs the Adviser to do otherwise in the notice of termination. The Fund has a right to terminate this Agreement without penalty within 5 business days after the date of execution of this Agreement; provided, however, that any investment action taken by the Adviser with respect to the Series prior to the effective date of such termination shall be at the Fund's risk.

7. Representations of the Fund. The Fund represents and warrants that in entering into this Agreement, the Fund has relied only upon representations and data which have been provided in written materials of the Adviser.

8. Series Investment Objective. The Adviser will manage the Series according to the terms of the Fund's Registration Statement. The Fund will communicate any change in investment objective and policies to the Adviser in writing. The Adviser will be allowed a reasonable time period to come into compliance with changes in investment objective and policies so that the prevailing market conditions can be considered.

9. Disclaimers. The Adviser will not be responsible for and is hereby released from any loss or damage in any form resulting directly or indirectly from the failure of the Fund to fulfill any of the Fund's responsibilities under this Agreement or to provide the Adviser with complete, accurate, and truthful data as required in this Agreement or as otherwise requested by the Adviser. The disclaimers and limitations of liability of the Adviser in this Section 9 and elsewhere in this Agreement (including the last sentences of Section 2 (c) and Section 3) do not constitute a waiver of any right of the Fund provided by the Advisers Act, any other federal and state securities laws or ERISA, and the Fund retains all such rights.

10.	Arbitration. All disputes between the Adviser and the Fund, except for those involving alleged theft or misappropriation, shall be submitted to arbitration with the American Arbitration Association; and the results of such shall be binding upon the parties and enforceable in a court of law. Any such arbitration shall be arbitrated by one person who shall be a businessman not active in the investment advisory business. This Section 10 does not const-
itute a waiver by the Fund of any right provided by the Advisers Act, or other federal and state securities laws or ERISA, including any right to choose the forum, whether arbitration or litigation in court, in which to seek resolution of disputes.
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11.	Miscellaneous. (a) No assignment of this Agreement shall be made without the written consent of both parties. (b) Any notice of service of process to be given hereunder shall be sufficient if in writing and addressed to the parties at their last known address or place of business. (c) This Agreement shall be governed by the laws of the State of New York (without regard to any principles or conflicts of laws) and applicable federal laws and regulations; and is bind-
ing upon the parties hereto and their respective executors, administrators, heirs and successors in interest. (d) The site of jurisdiction and venue for any arbitration or court proceeding will be Monroe County, New York. Neither party shall, except as required by law, governmental order, or in the preparation for, or in the conduct of, litigation or arbitration, disclose to any third party the fact of litigation or arbitration, or any of the allegations of the parties relating thereto. (e) This Agreement may not be amended or modified in any way except by a subsequent written agreement executed by the parties. (f) In the case of a joint Series, each owner must subscribe to this Agreement. The In-
vestment Manager is expressly authorized, in its sole discretion, to rely and to act upon the instructions of a single joint owner, unless and until written in-
structions to the contrary, signed by each such joint owner, are received by the
Adviser. (g) If any term, covenant, condition or provision of this
Agreement shall be construed to be illegal, invalid or unenforceable, the re-
mainder of the Agreement shall be unaffected and shall remain in full force and effect.

12.	Acknowledgement. The Fund hereby acknowledges receipt of forms as required by Federal or State law (e.g., Form ADV Part II or its equivalent) provided by the Adviser.


IN WITNESS WHEREOF, the parties hereto have caused their signatures to be affix-ed and duly attested and their presence to be signed by their duly authorized officers this 24th day of September, 1997.


       BULLFINCH FUND, INC.                     By _____________________________
                                                   Christopher Carosa, President
       Attest: ________________
               Betsy K. Carosa


       CAROSA, STANTON & DEPAOLO ASSET MANAGEMENT, LLC

                                                By _____________________________
                                                   Christopher Carosa, President
       Attest: ________________
               Betsy K. Carosa

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